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                                                                    EXHIBIT 4.03


                               APTEX SOFTWARE INC.

                           1996 EQUITY INCENTIVE PLAN

                          As Adopted September 5, 1996


        1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options and Restricted Stock. Capitalized terms not defined in the text are defined in Section 23. This Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act.

        2. SHARES SUBJECT TO THE PLAN.

               2.1 Number of Shares Available. Subject to Sections 2.2 and 17, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be Two Million (2,000,000) Shares. Subject to Sections 2.2 and 17, Shares that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited or are repurchased by the Company as set forth herein; or (c) are subject to an Award that otherwise terminates without Shares being issued under such Award; will again be available for grant and issuance in connection with future Awards under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

               2.2 Adjustment of Shares. In the event that the number of the Company's outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards, will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

        3. ELIGIBILITY. ISOs (as defined in Section 5) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors and consultants of the Company or any Parent or Subsidiary of the Company; provided such consultants render bona fide services other than in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under this Plan.

        4. ADMINISTRATION.

               4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan,


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

                     (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

                     (b) prescribe, amend and rescind rules and regulations relating to this Plan;

                     (c) select persons to receive Awards;

                     (d) determine the form and terms of Awards;

                     (e) determine the number of Shares or other consideration subject to Awards;

                     (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

                     (g) grant waivers of Plan or Award conditions;

                     (h) determine the vesting, exercisability and payment of Awards;

                     (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award, any Award Agreement, any Exercise Agreement or any Restricted Stock Purchase Agreement entered into pursuant to this Plan;

                     (j) determine whether an Award has been earned; and

                     (k) make all other determinations necessary or advisable for the administration of this Plan.

               4.2 Committee Discretion. Subject to the provisions of Section 22, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and any such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan.

        5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISOS") or Nonqualified Stock Options ("NQSOS"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and, subject to the provisions of
Section 22, all other terms and conditions of the Option, subject to the following:

               5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("STOCK OPTION AGREEMENT"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

               5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee.


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

               5.3 Exercise Period. Subject to the provisions of Section 22, Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that each Option granted under the Plan shall (subject to earlier termination of the Option as provided in Section 22 or elsewhere herein) become exercisable at the rate of at least 20% of the Shares covered by such Option per year over the five (5) year period from the date the Option is granted; provided, further, that no Option will be exercisable more than ten
(10) years from the date such Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("TEN PERCENT SHAREHOLDER") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

               5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 85% of the Fair Market Value of the Shares on the date of grant; provided that:
(i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any Option granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 7.

               5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares being purchased pursuant to the provisions of
Section 22 and the other restrictions, if any, imposed on the Shares purchased under such Exercise Agreement, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased and any taxes payable by Participant in connection with such purchase.

               5.6 Termination. Subject to earlier termination pursuant to Subsection 17.1 and notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

                      (a) If Participant is Terminated for any reason other than Participant's death, or Disability, then the Participant may exercise such Participant's Options (but only to the extent that such Options would have been exercisable upon the Termination Date) no later than three (3) months after the Termination Date (or such shorter time period of not less than 30 days after the Termination Date, or such longer time period not exceeding five (5) years after the Termination Date, as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

                      (b) If Participant is Terminated because of Participant's death or Disability (or if Participant dies within three (3) months after a Termination other than because of Participant's death or Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date, and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


after the Termination Date (or such shorter time period (but not less than 6 months after the Termination Date) as may be specified in the Stock Option Agreement or such longer time period not exceeding five (5) years after the Termination Date, as may be determined by the Committee), with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or disability as defined in
Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or disability as defined in
Section 22(e)(3) of the Code, deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.

               5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

               5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that first become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

               5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of affected Participants by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 for Options granted on the date the action is taken to reduce the Exercise Price.

               5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO of such Participant under Section 422 of the Code.

        6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions to which the Shares will be subject (which shall in all cases include the General Repurchase Option set forth in Section 22), and all other terms and conditions of the Restricted Stock Award, subject to the following:


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


               6.1 Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("RESTRICTED STOCK PURCHASE AGREEMENT") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company (in the proper form of payment approved by the Committee) within such thirty (30) day period, then the offer of such Restricted Stock will terminate, unless otherwise determined by the Committee.

               6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee and will be at least 85% of the Fair Market Value of the Shares on the date the Restricted Stock Award is granted or at the time the purchase is consummated, except in the case of a sale to a Ten Percent Shareholder, in which case the Purchase Price must be 100% of the Fair Market Value on the date the Restricted Stock Award is granted or at the time the purchase is consummated. Payment of the Purchase Price may be made in accordance with Section 7 of this Plan.

               6.3 Restrictions. Restricted Stock Awards may be subject to the restrictions set forth in Section 11 of this Plan and shall be subject to the General Repurchase Option provided for in Section 22.

        7. PAYMENT FOR SHARE PURCHASES.

               7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

                      (a) by cancellation of indebtedness of the Company to the Participant;

                      (b) by surrender of shares of the Company that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

                      (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;

                      (d) by waiver of compensation that the Company does not dispute to be due or accrued to the Participant for services rendered to the Company;

                      (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock then exists:

                             (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant


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                                                             Aptex Software Inc.
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                                  irrevocably elects to exercise the Option and
                                  to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                             (2)  through a "margin" commitment from the
                                  Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                      (f) by any combination of the foregoing.

               7.2 Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

        8. WITHHOLDING TAXES.

               8.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

               8.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "TAX DATE"). All elections by a Participant to have Shares withheld for this purpose will be made in writing in a form acceptable to the Committee in accordance with the requirements established by the Committee for such elections.

        9. PRIVILEGES OF STOCK OWNERSHIP.

               9.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; and all new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend or distribution, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions (including but not limited to the General Repurchase Option provided for under Section 22) as the Shares with respect to which such securities were issued; provided, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


are repurchased at the Participant's original Purchase Price pursuant to Section 11 or any Shares that are repurchased pursuant to the General Repurchase Option pursuant to Section 22.

               9.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Options outstanding, or as otherwise required or permitted under
Section 260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company shall not be required to provide such financial statements to Participants who are key employees whose duties in connection with the Company assure them access to equivalent information.

        10. TRANSFERABILITY. Options granted to a Participant under this Plan and a Participant's right to purchase Shares under a Restricted Stock Award, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant an Award will be exercisable only by the Participant, and any elections with respect to an Award, may be made only by the Participant.

        11. RESTRICTIONS ON SHARES. At the discretion of the Committee, in addition to the General Repurchase Option provided for in Section 22, the Company may also reserve to itself and/or its assignee(s) in the Award Agreement
(a) a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, unless otherwise not permitted by Section 25102(o) of the California Corporations Code, and/or (b) a right to repurchase a portion of or all Shares held by a Participant following such Participant's Termination at any time within ninety
(90) days after Participant's Termination Date, for cash and/or cancellation of purchase money indebtedness for the Shares, at: (A) with respect to Vested Shares, the higher of: (l) Participant's Purchase Price or Exercise Price, as the case may be, or (2) the Fair Market Value of such Shares on Participant's Termination Date; provided, that such right of repurchase (i) must be exercised as to all such Vested Shares unless a Participant consents to the Company's repurchase of only a portion of such Vested Shares and (ii) terminates when the Company's securities become publicly traded; or (B) with respect to Unvested Shares, at the Participant's Purchase Price or Exercise Price, as the case may be, provided, that the right to repurchase Unvested Shares at the Purchase Price or the Exercise Price, as the case may be, lapses (and Unvested Shares thus become Vested Shares) at the rate of at least twenty percent (20%) per year over five (5) years from the date the Shares were purchased (in the case of Restricted Stock) or from the date of grant of the Option (in the case of Shares obtained pursuant to exercise of an Option). If such right to repurchase Unvested Shares is assigned, the assignee must (unless the assignee is a 100% owned subsidiary of the Company or is the parent of the Company owning 100% of the Company) pay the Company, upon assignment of the right to repurchase, cash equal to the excess of the Fair Market Value of the Shares over the original Purchase Price or Exercise Price, as the case may be.

        12. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

        13. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. The Company and any agent designated to hold Shares,


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


stock powers or other instruments in escrow as provided above shall not be a fiduciary and shall have no fiduciary duties to any Participant. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid, if the Committee so permits.

        14. EXCHANGE AND BUYOUT OF AWARDS. The Committee in its sole discretion may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee in its sole discretion may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree on.

        15. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. This Plan is intended to comply with Section 25102(o) of the California Corporations Code. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

        16. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

        17. CORPORATE TRANSACTIONS.

               17.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other


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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


than any shareholder which merges with the Company in such merger or which owns or controls another corporation that merges with the Company in such merger) cease to own their shares or other equity interests in the Company, or (d) the sale of substantially all of the assets of the Company, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders of the Company (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the Participant than those which applied to such outstanding Shares immediately prior to such transaction described in this Section 17.1. In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Section 17.1, then notwithstanding any other provision in this Plan to the contrary, such Options will expire on such transaction at such time and on such conditions as the Board will determine.

               17.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 17, in the event of the occurrence of any transaction described in Section 17.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

               17.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to
Section 424(a) of the Code and the provisions of Section 22 shall apply to such assumed Award). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

        18. ADOPTION AND SHAREHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the "EFFECTIVE DATE"). This Plan will be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to shareholder approval of this Plan; and (b) the issuance of any Shares purchased pursuant to any Award prior to shareholder approval of this Plan must be rescinded if shareholder approval of this Plan is not obtained within twelve (12) months before or after the Effective Date.

        19. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of shareholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the internal laws of the State of California.

        20. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of

                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans; and provided further, that the provisions of
Section 22 of this Plan may not be amended, altered or repealed without the prior written consent of HNC.

        21. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

        22. GENERAL REPURCHASE OPTION. In consideration of agreements made by the Company with HNC, each Award granted under this Plan shall be granted pursuant to an Award Agreement that shall provide that, at any time during the Repurchase Period (as that term is defined below) HNC shall, subject to the terms and conditions of this Section 22, have the sole and exclusive right (the "GENERAL REPURCHASE OPTION"), at its sole option:

               (i) to repurchase all (but not less than all) of the outstanding Shares issued under such Award or Award Agreement (whether or not such Shares are subject to other repurchase rights or options, rights of first refusal or other rights, restrictions or options in favor of the Company or others) at the Share Repurchase Price (as that term is defined below) in accordance with the terms and conditions of this Section; and

               (ii) to cause and compel each Participant who then holds an Option granted under this Plan (but not less than all such Participants) to forever and irrevocably entirely surrender and release such Option and all rights of such Participant under such Option so that such Option and all rights of Participant under such Option (including without limitation such Participant's right and option to purchase Shares under such Option) shall be fully terminated and cancelled in consideration of HNC's payment to such Participant of the Option Repurchase Price (as that term is defined below).

               22.1   Certain Definitions.  As used herein:

                      (a) the term "REPURCHASE PERIOD" means that time period beginning on July 1, 1998 and ending on the earlier to occur of: (i) ninety (90) days before the consummation of a Business Combination (as defined below); or
(ii) ninety (90) days before the first sale of the Company's Common Stock to the general public pursuant to a registration statement filed with and declared effective by the SEC under the 1933 Act (other than a registration statement solely covering an employee benefit plan or corporate business combination or reorganization); or (iii) July 1, 2006.

                      (b) The term "BUSINESS COMBINATION" shall mean: (i) a consolidation or merger of the Company with or into any other corporation or corporations that results in the holders of the Company's outstanding capital stock immediately prior to such consolidation or merger owning, immediately after such consolidation or merger, Stock (as defined below) representing less than fifty percent (50%) of the voting power of all of the then outstanding capital stock of (A) the surviving corporation of such consolidation or merger or (B) of the parent (or ultimate parent) corporation of such surviving corporation, (ii) a sale of all or substantially all the assets of the Company; or (iii) any transaction or series of related transactions in which shareholders of the Company sell or otherwise transfer to a single party (or group of related parties) (other than to HNC or the Company) outstanding capital stock of the Company that represents more than fifty percent (50%) of the voting power of all of

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                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


the Company's then outstanding capital stock. As used in this subsection 22.1(b), the term "STOCK" means either stock of the Company that was outstanding immediately prior to a consolidation or merger referred to in clause (i) of the preceding sentence, or stock of another corporation that is issued to the shareholders of the Company in such consolidation or merger in respect of their ownership of capital stock in the Company.

                      (c) The term "REPRESENTATIVE" means the person who, on the date the Exercise Notice (as defined below) is given, owns the highest number of Award Shares then held by any other person; provided, however, that if such person declines to act as the Representative, then the Representative shall be the Chief Executive Officer of the Company. For purposes of this subsection 22.1(c): (i) "AWARD SHARES" means, at the time in question, all then outstanding Shares issued under this Plan plus the number of Shares subject to then outstanding Options granted under this Plan (including Shares as to which any such Option may not then be immediately exercisable); and (ii) a person will be deemed to own all then outstanding Shares issued under this Plan that are then owned of record by such person plus all then outstanding Shares subject to then outstanding Options granted under this Plan and owned by such person (including Shares as to which any such Option may not then be immediately exercisable).

                      (d) The term "Qualified Appraiser" means an investment banking firm of national or regional reputation (or a senior employee or partner of such an investment banking firm) that is experienced in representing and valuing software companies, or an expert in business valuations who has at least five (5) years of reasonably substantial experience in valuing software companies, either of which: (i) does not have a family relationship, or a then-currently active significant business relationship with the party who selected such Selected Appraiser (as defined in Section 22.5) or (in the case of the Representative's Appraiser, as defined in Section 22.5) with any security holder of the Company (other than HNC), or (in the case of the HNC Appraiser, as defined in Section 22.5) with any Affiliate of HNC; or (ii) is not then, or does not then represent or render significant services to, a competitor of HNC (in the case of the Representative's Appraiser) or a direct competitor of the Company (in the case of the HNC Appraiser).

                      (e) "GOOD CAUSE SHOWN" shall exist only if the Selected Appraiser objected to is demonstrably not a Qualified Appraiser.

               22.2 EXERCISE OF GENERAL REPURCHASE OPTION. At any time during the Repurchase Period, HNC may elect to (i) repurchase all (but not less than all) of the Shares outstanding under the Plan (whether or not such Shares are subject to repurchase rights or options, rights of first refusal or other rights, restrictions or options in favor of the Company or others) and (ii) to cause and compel each Participant who holds an Option to forever and irrevocably surrender and release such Option and all such Participant's rights thereunder so that such Option and all rights of such Participant under such Option (including without limitation such Participant's right and option to purchase Shares under such Option) shall be fully terminated and cancelled, by giving to the Representative written notice of HNC's exercise of the General Repurchase Option (the "EXERCISE NOTICE"). HNC will then have the right and option (i) to repurchase from each holder of Shares issued under this Plan (or such holder's personal representative, as the case may be) all (but not less than all) of the Shares held by such holder (whether such Shares are issued at, on or after the date of the Exercise Notice) at the Share Repurchase Price (as defined below) applicable to such holder, and (ii) to cause and compel each Participant who holds an Option to forever and irrevocably surrender and release such Option and all such Participant's rights thereunder so that such Option and all rights of such Participant under such Option (including without limitation such Participant's right and option to purchase Shares under such Option) shall be fully terminated and cancelled in consideration of the payment to such Participant of the Option Repurchase

                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


Price (as defined below) applicable to such Participant, on the terms and conditions set forth in this Section.

               22.3 Share Repurchase Price. The "SHARE REPURCHASE PRICE" at which the General Repurchase Option may be exercised with respect to particular Shares shall be the higher of:

                      (a) 125% of the Appraised Fair Market Value (as defined in
Section 22.5 below) per share of the Shares; or

                      (b) 150% of the original purchase price per Share that was originally paid to the Company for such Shares (as adjusted to reflect any stock dividend, stock split, reverse stock split or similar recapitalization of the Common Stock of the Company occurring after the issuance of such Share).

               22.4 Option Repurchase Price. The "OPTION REPURCHASE PRICE" at which the General Repurchase Option may be exercised to cancel and cause the surrender and release of an outstanding Option, shall be the difference between:
(a) the product of the Option Measure Price (as defined below) multiplied by the total number of Shares then subject to such Option (including Shares as to which such Option may not then be immediately exercisable), and (b) the product of the then-effective Exercise Price per Share of such Option multiplied by the total number of Shares then subject to such Option (including Shares as to which such Option may not then be immediately exercisable). As used herein, the "OPTION MEASURE PRICE" means the higher of: (i) 125% of the Appraised Fair Market Value (as defined in Section 22.5 below) per share of the Shares; or (ii) 150% of the then-effective Exercise Price per Share of such Option.

               22.5 Determination of Appraised Fair Market Value. In the event that the General Repurchase Option is exercised, then the Appraised Fair Market Value (as defined below) shall be determined as follows:

                      (a) Selection of Appraisers. Within twenty (20) days after the Exercise Notice is given (A) HNC and the Representative shall each select one Qualified Appraiser to determine the Appraised Fair Market Value per share of the Shares as of the date of the Exercise Notice (the "SELECTED APPRAISER") and (B) HNC and the Representative shall each give the other written notice ("APPRAISER NOTICE") of the identity of their respective Selected Appraiser. HNC's Selected Appraiser is sometimes hereinafter called the "HNC APPRAISER" and the Representative's Selected Appraiser is sometimes hereinafter called the "REPRESENTATIVE'S APPRAISER". The party identified by HNC or the Representative, respectively, as its Selected Appraiser in its Appraiser Notice shall be its Selected Appraiser for purposes of determining the Appraised Fair Market Value unless HNC or the Representative, as applicable, gives the other written notice of its good faith objection to the other's Selected Appraiser (an "OBJECTION NOTICE") for Good Cause Shown (as defined in Section 22.1) within seven (7) days after the Appraiser Notice identifying such Selected Appraiser is given. An Objection Notice must set forth in reasonable detail the asserted Good Cause Shown for objection to a party's Selected Appraiser. The Representative may not object to HNC's Selected Appraiser for the purposes of delaying exercise of the General Repurchase Option. If a party's Selected Appraiser is timely objected to in good faith in an Objection Notice for Good Cause Shown, then such party shall, within twenty (20) days after receiving such Objection Notice, select a new Qualified Appraiser as its Selected Appraiser and shall give the other party written notice of the identity of such new Selected Appraiser. Such new Selected Appraiser shall then be such party's Selected Appraiser and may not be objected to by the other party.

                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


                      (b) Appraisal Procedure. The Company shall provide the HNC Appraiser and the Representative's Appraiser with full access during normal business hours to the Company's facilities, products, personnel, books, records and financial statements for purposes of assisting the Selected Appraisers in determining the Appraised Fair Market Value per share of the Company's Common Stock. The HNC Appraiser and the Representative's Appraiser shall each in good faith attempt to appraise and determine the fair market value per share of the Company's Common Stock as of the date of the Exercise Notice (expressed as a precise dollar amount and not as a range of values), taking into account the absence of a public trading market for such stock and assuming (even though such is not in fact the case) that the licenses and rights granted to the Company by HNC under that certain Technology License Agreement between HNC and the Company dated as of September 5, 1996 (as such may be amended) are transferable by the Company (the "APPRAISED VALUE PER SHARE"). Within thirty (30) days after both the HNC Appraiser and the Representative's Appraiser have been determined, the HNC Appraiser and the Representative's Appraiser shall each deliver to HNC and the Representative a written report ("APPRAISAL REPORT") setting forth such Selected Appraiser's appraisal and determination of the Appraised Value Per Share. As used herein, the term "APPRAISED FAIR MARKET VALUE" means the average of the HNC Appraiser's appraisal of the Appraised Value Per Share and the Representative's Appraiser's appraisal of the Appraised Value Per Share as set forth in their respective Appraisal Reports; provided, however, that notwithstanding the foregoing, if there is only one Selected Appraiser because HNC or the Representative fail to select their Selected Appraiser or to select a new Selected Appraiser in response to an Objection Notice, then Appraised Fair Market Value shall instead mean the appraisal of the Appraised Value Per Share as set forth in the Appraisal Report of such sole Selected Appraiser. HNC shall pay the fees and expenses charged by the HNC Appraiser and the Representative's Appraiser; provided that the amount of such fees and expenses for the Representative's Appraiser borne by HNC shall not exceed the sum of $250,000, and any fees or expenses charged by Representative's Appraiser in excess of such sum shall be borne by each holder of Shares or Options issued or granted under the Plan that are being repurchased or released pursuant to HNC's exercise of the General Repurchase Option, pro rata according to the amount of cash that each such holder is entitled to receive from HNC by virtue of HNC's exercise of the General Repurchase Option.

               22.6 Payment of General Repurchase Price. The Share Repurchase Price to be paid to each holder of Shares upon the purchase of such Shares pursuant to HNC's exercise of the General Repurchase Option, and the Option Repurchase Price to be paid to each holder of an Option upon the cancellation and release of such Option pursuant to HNC's exercise of the General Repurchase Option, will be paid by HNC in cash, by check or wire transfer. The Share Repurchase Price and the Option Repurchase Price will be paid by HNC without interest within twenty (20) days after the final determination of the Appraised Fair Market Value in accordance with subsection 22.5 above. Such payment may be delivered to the Company's principal offices.

               22.7 General Repurchase Option Prevails. In case of any inconsistency or conflict between the Company's attempted exercise of any repurchase option, right of first refusal or other right and HNC's attempted exercise of the General Repurchase Option granted under this Section, the General Repurchase Option shall supersede, govern and prevail and the Company's repurchase option, right of first refusal or other right may not be exercised to the extent they are inconsistent or in conflict with HNC's rights or ability to exercise the General Repurchase Option. The exercise by the Company (but not its assignees) of a repurchase option or right of first refusal that results in the Company's repurchase of Shares or the cancellation of an Option at a time when the General Repurchase Option is not being exercised will not be deemed inconsistent or in conflict with the General Repurchase Option.

               22.8 Term. The General Repurchase Option shall remain in full force and effect until the expiration of the Repurchase Period. The termination of a Participant's employment with the Company for any reason shall not terminate the General Repurchase Option and shall have no effect

                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


whatsoever on the General Repurchase Option, which shall remain in full force and effect in accordance with its terms with respect to any of the Shares and Options held by such Participant.

               22.9 Restrictions on Company Actions. Until the General Repurchase Option has terminated in accordance with its terms:

                      (a) The Company will cause each Award Agreement and each Award granted under this Plan to contain provisions in form and substance reasonably satisfactory to HNC that are binding on and acknowledged by the Participant receiving such Award, to the effect that the General Repurchase Option shall be applicable to the Shares and/or Options subject to such Award Agreement, on the terms and conditions set forth herein and the Company will not amend, modify or release any Participant from, any such provisions or from the General Repurchase Option or any aspect thereof without HNC's prior written consent, which may be withheld by HNC in its sole discretion;

                      (b) The Company will not grant to any third party any securities, options or other rights that might conflict or be inconsistent with, or in any way have priority over, the terms and conditions of this Section and HNC's rights hereunder;

                      (c) The Company will not amend the provisions of this Section or any other provisions of this Plan that would affect this Section without HNC's prior written consent, which may be withheld by HNC in its sole discretion; or

                      (d) Upon delivery of the Exercise Notice by HNC to exercise the General Repurchase Option, the Company will cease to grant any further Awards under this Plan.

               22.10 Assignment. HNC may assign its rights under this Section 22 to the Company and HNC's rights under this Section 22 shall inure to the benefit of HNC's successors, whether by merger, consolidation, operation of law or otherwise. Any such assignment of or succession to HNC's rights under this
Section 22 shall be binding on all Participants.

        23. CERTAIN DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

             "AWARD" means any award under this Plan, including any Option or Restricted Stock.

             "AWARD AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

             "BOARD" means the Board of Directors of the Company.

             "CODE" means the Internal Revenue Code of 1986, as amended.

             "COMMITTEE" means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

             "COMPANY" means Aptex Software Inc., a corporation organized under the laws of the State of California, or any successor corporation.

             "DISABILITY" means a disability, whether temporary or permanent, partial or total, as determined by the Committee in good faith.

             "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


             "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

             "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

               (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the last trading day prior to the date of determination as reported in The Wall Street Journal;

               (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the last trading day prior to the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

               (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the last trading day prior to the date of determination as reported in The Wall Street Journal; or

               (d) if none of the foregoing is applicable, by the Committee in good faith.

             "HNC" means HNC Software Inc., a Delaware corporation, and its successors and assigns.

             "OPTION" means an award of an option to purchase Shares pursuant to
Section 5.

             "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under this Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

             "PARTICIPANT" means a person who receives an Award under this Plan.

             "PLAN" means this Aptex Software Inc. 1996 Equity Incentive Plan, as amended from time to time.

             "PURCHASE PRICE" means the price at which a Participant may purchase Restricted Stock.

             "RESTRICTED STOCK AWARD" means an award of Shares pursuant to
Section 6.

             "SEC" means the Securities and Exchange Commission.

             "SECURITIES ACT" means the Securities Act of 1933, as amended.

             "SHARES" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 17, and any successor security.

             "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                                             Aptex Software Inc.
                                                      1996 Equity Incentive Plan


             "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, director or consultant to the Company or a Parent or Subsidiary of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, or reinstatement upon the expiration of such leave is guaranteed by contract or statute. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

             "UNVESTED SHARES" means "Unvested Shares" as defined in the Award Agreement.

             "VESTED SHARES" means "Vested Shares" as defined in the Award Agreement.